Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ARKO CORP.

ARKO Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies as follows:

1.    The Corporation’s name is “ARKO Corp.” The Corporation was incorporated in Delaware pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 26, 2020.

2.    This Restated Certificate restates, integrates, and amends the Corporation’s Certificate of Incorporation, in its entirety, as set forth in Exhibit A (this “Restated Certificate”).

3.    This Restated Certificate has been duly adopted by the Corporation’s board of directors and stockholders in accordance with the provisions of Section 228, Section 242, and Section 245 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate to be signed by [name of officer], a duly authorized officer, on [date of filing].

ARKO CORP.

By:

Name:	[●]

Title:	[●]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ARKO CORP.

ARTICLE I

NAME

The name of this corporation is “ARKO Corp.” (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1.    Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is four hundred five million (405,000,000) shares, consisting of (a) four hundred million (400,000,000) shares of common stock (the “Common Stock”), and (b) five million (5,000,000) shares of preferred stock (the “Preferred Stock”).

Section 4.2.    Preferred Stock. The first series of Preferred Stock shall be designated as “Series A Preferred Stock” and shall consist of 1,000,000 shares of the authorized Preferred Stock. In addition, the board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3.    Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the

Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

TERMS OF COMMON STOCK AND SERIES A PREFERRED STOCK

The terms and provisions of the Common Stock and Series A Preferred Stock are as follows:

Section 5.1.    Dividends.

(a)    Series A Preferred Stock.

(i)    The holders of the then outstanding shares of Series A Preferred Stock (each, a “Holder,” and collectively, the “Holders”) shall be entitled to receive, when, if, and as declared by the Board, out of assets legally available therefor, in preference and priority to any declaration or payment of any dividend on the Common Stock (payable other than in Common Stock or other securities or rights convertible into or entitling the Holder thereof to receive, directly or indirectly, additional shares of Common Stock), dividends at the Dividend Rate for the Series A Preferred Stock. Such dividends shall be cumulative and accrue on a daily basis, payable and compounding on the last day of each calendar quarter (March 31, June 30, September 30 and December 31) on each share of Series A Preferred Stock from the Issue Date (as defined below) for such share of Series A Preferred Stock through the date such share is converted, repurchased or redeemed pursuant hereto (with the first dividend payment date for each such share to be the last day of the first complete calendar quarter following such share’s Issue Date, provided that with respect to all shares of Series A Preferred Stock, such first dividend payment date shall not be later than [March 31,]1 2021, and the final payment date shall be the date such share is converted, repurchased or redeemed), whether or not declared. “Issue Date”, with respect to any share of Series A Preferred Stock, means the date on which such share of Series A Preferred Stock was issued, and “Initial Issue Date” means the date on which the first share of Series A Preferred Stock was issued by the Corporation. “Dividend Rate” means, with respect to each share of Series A Preferred Stock, an annual rate of 5.75%, subject to adjustment as described in subclause (ii) and (iii) below, on the then-applicable Liquidation Preference in respect of such share of Series A Preferred Stock.

(ii)    If the Corporation fails to pay a dividend for any quarter on a dividend payment date in arrears in cash at the then-prevailing Dividend Rate in respect of the Series A Preferred Stock while any shares of Series A Preferred Stock are outstanding, then for purposes of calculating the accrual of unpaid dividends for such quarter then ended, dividends shall be calculated to have accrued at:

(A)    for the first quarter for which the Corporation fails to pay the dividend in cash on the payment date at the end of such quarter (such quarter, the “Grace Quarter”), 5.75%,

(B)    for any quarter other than the Grace Quarter, the then-prevailing Dividend Rate plus 300 basis points,

and such rate shall be the Dividend Rate for the following quarter (and, in the event of the Corporation’s failure to pay dividends in cash for such following quarter, dividends for such quarter shall accrue at the rate calculated in accordance with subclause (B) above), provided, that, subject to clause (iii) below, in no event shall the Dividend Rate exceed an annual rate of 14.50%. The Dividend Rate shall revert to 5.75% upon the Corporation paying in cash all then-accrued and unpaid dividends on the Series A Preferred Stock. For the avoidance of doubt, there shall only be one Grace Quarter in total while any shares of Series A Preferred Stock remain outstanding.

[1]	If closes by 1/31/21; otherwise, will be 6/30/21.

(iii)    In the event the Corporation (x) breaches any of the protective provisions set forth in Section 5.5 or (y) fails to redeem the Series A Preferred Stock upon the proper exercise of any redemption right by the Holders, then the Dividend Rate shall increase to an annual rate of 15.00% for so long as such breach or failure to redeem remains in effect.

(b)    Common Stock. Subject to the prior preferential dividends of the Series A Preferred Stock set forth in Section 5.1(a), dividends may be paid on the then outstanding shares of Common Stock when, as, and if declared by the Board.

(c)    Non-Cash Distributions. Whenever a dividend provided for in this Section 5.1 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property, as determined in good faith by the Board.

Section 5.2.    Liquidation Preference; Change of Control Put. If there is a Liquidation Event, the assets and funds of the Corporation available for distribution to stockholders shall be distributed as follows:

(a)    Series A Preferred Stock. First, the Holders shall be entitled to receive with equal priority on a pari passu basis, out of the Corporation’s assets legally available for distribution to the stockholders and prior to and before any payment or distribution made to the holders of shares of Common Stock then outstanding by reason of their ownership of such shares, an amount equal to the applicable Liquidation Preference for such Holders’ shares of Series A Preferred Stock. If, upon the occurrence of any Liquidation Event, the Corporation’s assets legally available for distribution are insufficient to permit the payment to the Holders of the full preferential amounts described in this Section 5.2(a), then all assets legally available for distribution to the stockholders pursuant to this Section 5.2(a) shall be distributed with equal priority on a pari passu basis, pro rata, among the Holders in proportion to the full preferential amounts which such Holders would be entitled to receive pursuant to this Section 5.2(a). “Liquidation Preference” means $100 per share of Series A Preferred Stock, plus all accrued and unpaid dividends thereon, if any, in each case, adjusted for any stock splits, reverse stock splits, stock dividends, and similar recapitalization events (each a “Recapitalization Event”). “Original Issue Price” means $100.00 per share of Series A Preferred Stock, adjusted for any Recapitalization Event.

(b)    Remaining Assets. After the payment, or setting aside for payment, to the Holders of the full preferential amounts set forth in Section 5.2(a), the Corporation’s entire remaining assets legally available for distribution to the stockholders shall be distributed pro rata to the holders of the Common Stock.

(c)    Deemed Conversion Amount. Notwithstanding any provision in this Section 5.2, solely for purposes of determining the amount each Holder is entitled to receive with respect to a Liquidation Event or a Change of Control Put, each such Holder shall be deemed to have converted (regardless of whether such Holder actually converted) such Holder’s shares of Series A Preferred Stock into shares of Common Stock immediately prior to the Liquidation Event or Change of Control if, as a result of a conversion, such Holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such Holder (or, in the case of a Change of Control, paid to such holder pursuant to the Change of Control Put) if such Holder did not convert such shares of Series A Preferred Stock into shares of Common Stock. Where the consideration determined pursuant to this Section 5.2(c) would be greater, then such Holder shall receive a distribution (or payment, if the Holder has exercised the Change of Control Put) as if it had converted its shares of Series A Preferred Stock into Common Stock, and it shall not receive any distribution or other payment that it would otherwise have been entitled to receive as a Holder pursuant to Section 5.2(a) or pursuant to the Change of Control Put.

(d)    Valuation of Non-Cash Assets in a Liquidation Event. If any assets of the Corporation distributed to stockholders in connection with a Liquidation Event are other than cash, then the value of such assets on the distribution date shall be their fair market value, as determined by the Board in good faith; provided, that any publicly-traded securities to be distributed to stockholders in a Liquidation Event shall be valued at the 10-Day VWAP of the securities, determined as of the day that is five trading days prior to the date of such distribution to the stockholders. As used in this Restated Certificate, (i) “VWAP” means the volume weighted average price of the applicable security for the specified number of consecutive trading days ending on such determination date (calculated as a single period) on Nasdaq or another stock exchange or, if not then listed, on such security’s principal trading market, in any such case, as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar; and (ii) “trading day” means any day on which the exchange or system on which the applicable securities are traded is open; provided that “trading day” shall not include any day on which such security is (A) scheduled to trade on such exchange or system for less than 4.5 hours or (B) suspended from trading during the final hour of trading on such exchange or system (or if such exchange or system does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(e)    Effecting a Liquidation Event.

(i)    Unless otherwise provided by applicable law or court order, if there is a Liquidation Event, the Corporation shall require that the definitive agreement, plan of dissolution, or plan of merger, or consolidation, as applicable, for such event complies with this Section 5.2.

(ii)    Following the occurrence of any Liquidation Event, the Corporation shall, to the extent that the Corporation has control over, or title to, the proceeds from the Liquidation Event, distribute such proceeds as promptly as commercially practicable in accordance with this Section 5.2, taking into account the terms and conditions of the Liquidation Event, including but not limited to, any earn-out or escrow provisions. Prior to the distributions to the stockholders set forth in this Section 5.2 in a Liquidation Event, the Corporation shall not expend or dissipate the assets of the Corporation or consideration, proceeds, or other assets received by the Corporation in such Liquidation Event, except (i) to discharge expenses incurred in the ordinary course of business, and (ii) as otherwise required by the definitive agreement(s) providing for such Liquidation Event, including but not limited to, the payment for the fees and expenses, if any, of bankers, accountants, and attorneys for the Corporation and its subsidiaries.

(iii)    In the event of a Liquidation Event, if any portion of the consideration payable to the Corporation’s stockholders is payable only upon satisfaction of contingencies (the “Additional Consideration”), the definitive agreement shall provide that (A) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of the Corporation’s capital stock in accordance with Section 5.2(a), Section 5.2(b) and Section 5.2(c) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event; and (B) any Additional Consideration which becomes payable to the Corporation’s stockholders upon satisfaction of such contingencies shall be allocated among the holders of the Corporation’s capital stock in accordance with Section 5.2(a), Section 5.2(b) and Section 5.2(c) after taking into account the previous payment of the Initial Consideration (and any previously-paid Additional Consideration) as part of the same transaction. For the purposes of this Section 5.2(e)(iii), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Event shall be deemed to be Additional Consideration.

(f)    Certain Definitions. For purposes of this Restated Certificate:

(i)    “Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by applicable law, rule, or regulation to be closed in New York City.

(ii)    “Change of Control” means the following events, unless the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a single class on an as converted basis, elect otherwise by written notice delivered to the Corporation:

(A)    a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than any Permitted Holder (unless the shares of Common Stock or shares of any other capital stock into which the Series A Preferred Stock is convertible cease to be listed for trading on any United States national securities exchange as a result of the acquisition of majority beneficial ownership by a Permitted Holder), the Corporation or its subsidiaries, has become the direct or indirect “beneficial owner” (determined in accordance with Rule 13d-3 under the Exchange Act) of the shares of the Corporation’s voting securities representing more than fifty percent (50%) of the voting power of all of the Corporation’s then-outstanding common equity (including then-outstanding preferred equity voting on an as-converted basis with the common equity);

(B)    the acquisition of the Corporation by another person or entity by means of any transaction or series of related transactions to which the Corporation is party (including any stock acquisition, combination, reorganization, share exchange, merger, or consolidation), other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation then outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions as a result of securities in the Corporation held by such holders, at least 50% of the total voting power represented by the then outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or

(C)    the sale, lease, transfer, exclusive and irrevocable license, or other disposition (but excluding a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the Corporation’s assets and its subsidiaries, taken as a whole, by means of any transaction or series of related transactions, except where such sale, lease, transfer, exclusive and irrevocable license, or other disposition is to a subsidiary of the Corporation;

provided, however, that a merger or similar transaction effected exclusively for the purpose of changing the Corporation’s domicile or corporate form shall not be deemed a Change of Control.

(iii)    “Change of Control Purchase Date” means, with respect to each share of Series A Preferred Stock, the date on which the Corporation makes the payment in full of the Change of Control Price in connection with the Change of Control Put for such share to the holder thereof or to the transfer agent for the Series A Preferred Stock or other acceptable depositary, irrevocably, for the benefit of such holder.

(iv)    “Liquidation Event” means the following events: (i) the liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary or (ii) a Change of Control.

(v)    “Permitted Holders” means the Sponsor, the GPM Minority Investors (each as defined in that certain Business Combination Agreement, by and among Haymaker Acquisition Corp. II, ARKO Corp., Punch US Sub, Inc., Punch Sub Ltd., and Arko Holdings Ltd., dated as of September 8, 2020, as amended from time to time), Arie Kotler, Morris Willner, and their respective affiliates.

(vi)    “Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

(g)    Change of Control Put.

(i)    Holder Rights Upon Change of Control. Upon the occurrence of a Change of Control, each Holder may, at such Holder’s election, require the Corporation to purchase (a “Change of Control Put”) all or a portion of such Holder’s shares of Series A Preferred Stock that have not been converted, at a purchase price per share of Series A Preferred Stock, payable in cash, equal to the greater of (A) the sum of (x) the product of 101% multiplied by the Original Issue Price, plus (y) all accrued but unpaid dividends in respect of such share as of the Change of Control Effective Date or (B) the amount payable in respect of such share pursuant to Section 5.2(c) (in each case, the “Change of Control Price”); provided that the Corporation shall only be required to pay the Change of Control Price to the extent such purchase can be made out of funds legally available therefor in accordance with Section 5.2(g)(vii).

(ii)    Initial Change of Control Notice. The Corporation shall, on or before the tenth Business Day prior to the date on which the Corporation anticipates consummating a Change of Control (or, if later, promptly after the Corporation discovers that a Change of Control may occur), send a written notice (the “Initial Change of Control Notice”) to the Holders as they appear in the records of the Corporation, which notice shall contain: (a) briefly, the events causing such Change of Control; (b) the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed); and (c) an estimated calculation of the Change of Control Price. No later than five Business Days after the delivery of the Initial Change of Control Notice, any Holder that desires to exercise its rights pursuant to Section 5.2(g)(i) shall notify the Corporation in writing thereof and shall specify (x) that such Holder is electing to exercise its rights pursuant to Section 5.2(g)(i), and (y) the number of shares of Series A Preferred Stock subject thereto (the “Change of Control Put Exercise Notice”). Each Holder may also exercise its right to convert any or all shares of Series A Preferred Stock pursuant to Section 5.3(a) until the later of the effective date of the Change of Control (the “Change of Control Effective Date”) or five Business Days after the delivery of the Initial Change of Control Notice. A Holder that has delivered a Change of Control Put Exercise Notice with respect to any shares of Series A Preferred Stock may withdraw such Change of Control Put Exercise Notice by delivering a written notice of withdrawal to the Corporation by the close of business on the third Business Day before the Change of Control Effective Date.

(iii)    Final Change of Control Notice. If a Holder elects to exercise its rights pursuant to Section 5.2(g)(i), within two Business Days following the Change of Control Effective Date, a final written notice shall be sent by or on behalf of the Corporation to the Holders as they appear in the records of the Corporation on such Change of Control Effective Date, which notice shall contain:

(A)    a statement setting forth in reasonable detail the calculation of the Change of Control Price with respect to such holder; and

(B)    the Change of Control Purchase Date, which shall be no later than 30 days after the Change of Control Effective Date; provided, that a reasonable amount of time shall be provided between delivery of such notice and the Change of Control Purchase Date to allow such Holder to comply with the instructions delivered pursuant to Section 5.2(g)(iii)(C) below; and

(C)    the instructions a Holder must follow to receive the Change of Control Price in connection with such Change of Control.

(iv)    Change of Control Put Procedure. To receive the Change of Control Price, a Holder must surrender to the Corporation at the office of the Corporation or of the transfer agent for the Series A Preferred Stock, in accordance with the instructions delivered pursuant to Section 5.2(g)(iii)(C), the certificates representing the shares of Series A Preferred Stock to be repurchased by the Corporation or an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with any such certificates that have been lost, stolen, or destroyed, to the extent applicable. If a Holder delivers to the Corporation a withdrawal notice in accordance with the terms of clause (ii) above, withdrawing any share(s) of Series A Preferred Stock and such share(s) have been surrendered to the Corporation or its transfer agent, as applicable, then such share(s) will be returned to the Holder.

(v)    Delivery upon Change of Control Put. Upon a properly exercised Change of Control Put, the Corporation (or its successor) shall deliver or cause to be delivered to the holder by wire transfer of immediately available funds to an account specified in writing by the Holder, the Change of Control Price for such Holder’s shares of Series A Preferred Stock.

(vi)    Treatment of Shares. Until a share of Series A Preferred Stock is purchased by the payment or deposit in full of the applicable Change of Control Price as provided in Section 5.2(g)(ix), such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein; provided that no such shares of Series A Preferred Stock with respect to which the Holder has elected the Change of Control Put may be converted into shares of Common Stock following the Change of Control Effective Date. For clarity, any shares of Series A Preferred Stock that a Holder does not subject to the Change of Control Put pursuant to this Section 5.2(g) shall remain outstanding.

(vii)    Sufficient Funds. If the Corporation (or its successor) shall not have sufficient funds legally available under the DGCL to purchase all shares of Series A Preferred Stock that Holders have requested to be purchased under Section 5.2(g)(i) (the “Required Number of Shares”), the Corporation shall (i) purchase, pro rata among the Holders that have requested their shares be purchased pursuant to Section 5.2(g)(i), a number of shares of Series A Preferred Stock with an aggregate Change of Control Price equal to the amount legally available for the purchase of shares of Series A Preferred Stock under the DGCL and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Price as soon as practicable after the Corporation is able to make such purchase out of assets legally available for the purchase of such shares of Series A Preferred Stock. The inability of the Corporation (or its successor) to make a purchase payment for any reason shall not relieve the Corporation (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. If the Corporation fails to pay the Change of Control Price in full when due in accordance with this Section 5.2(g) in respect of some or all of the shares of Series A Preferred Stock to be repurchased pursuant to the Change of Control Put, the Corporation will pay dividends on such shares not repurchased in accordance with Section 5.1(a) through but not including the day upon which the Corporation pays the Change of Control Price in full in accordance with this Section 5.2(g).

(viii)    Change of Control Agreements. The Corporation shall not enter into any agreement for a transaction constituting a Change of Control unless the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control that such Person shall have sufficient funds (which may include cash and cash equivalents on the Corporation’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and the payment of the Change of Control Price on the Change of Control Purchase Date in respect of shares of Series A Preferred Stock that have not been converted into Common Stock prior to the Change of Control Effective Date pursuant to Section 5.3.

(ix)    With respect to any share of Series A Preferred Stock to be purchased by the Corporation pursuant to the Change of Control Put and which has been purchased in accordance with the provisions of this Section 5.2(g), or for which the Corporation has irrevocably deposited an amount equal to the Change of Control Price in respect of such share with the transfer agent or other acceptable depositary for the Series A Preferred Stock, (A) dividends shall cease to accrue on such share, (B) such share shall no longer be deemed outstanding and (C) all rights with respect to such share shall cease and terminate other than the rights of the holder thereof to receive the Change of Control Price therefor.

Section 5.3.    Conversion. The Holders shall have the following rights:

(a)    Optional Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the Holder thereof and at any time after the date of issuance of such share, into Common Stock. The number of fully paid and nonassessable shares of Common Stock into which a share of Series A Preferred Stock may be converted shall equal the Liquidation Preference for such Series A Preferred Stock divided by the Conversion Price for the Series A Preferred Stock in effect at the time of conversion (the “Conversion Rate”). “Conversion Price” means $12.00 per share for Series A Preferred Stock, adjusted for any Recapitalization Event as set forth herein.

(b)    Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the then-applicable Conversion Rate (an “Automatic Conversion”) if, at any time during the Target Periods set forth in the table below, the VWAP of the

Common Stock equals or exceeds the applicable Target Price (as set forth in the table below, adjusted for any Recapitalization Event), for any 20 trading days within a 30-trading day period ending during the Target Period; provided that the average daily trading volume for the Common Stock during such 30-trading day period is at least $7.5 million.

Target Period	Target Price
18-month anniversary of Closing to December 31, 2023	$18.00
January 1, 2024 – March 31, 2024	$15.50
April 1, 2024 – June 30, 2024	$16.00
July 1, 2024 – September 30, 2024	$16.50
October 1, 2024 – December 31, 2024	$17.00
January 1, 2025 – March 31, 2025	$17.50
April 1, 2025 – Maturity	$18.00

(c)    Mechanics of Conversion. Before any Holder shall be entitled to convert shares of Series A Preferred Stock into whole shares of Common Stock pursuant to Section 5.3(a), and to receive any certificates or book-entry positions therefor, as applicable, the Holder shall give written notice to the Corporation at the office of the Corporation or of the transfer agent for the Series A Preferred Stock that the Holder elects to convert such shares of Series A Preferred Stock (the “Optional Conversion Notice”), which Optional Conversion Notice shall include a calculation of the number of Equity Interests that such Holder’s Holder Group will beneficially own after giving effect to such conversion (on which the Corporation may rely) and, if such Holder’s shares are certificated, shall either (i) surrender the certificate or certificates therefor, duly endorsed, at such office or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates (the documentation required by clause (i) or (ii), as applicable, along with the Optional Conversion Notice, the “Required Optional Conversion Documents”). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of receipt of such Required Optional Conversion Documents, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date (the “Share Delivery Date”); provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or a Liquidation Event, the conversion may, at the option of any Holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive shares of Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event. As soon as practicable after the Share Delivery Date, but in any event within two (2) trading days thereof, the Corporation shall issue certificates or book-entry positions evidencing the shares of Common Stock issuable upon such conversion. Notwithstanding the foregoing, on the date of an Automatic Conversion, the then outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the Holders of such shares and whether or not any certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that, to the extent the shares are certificated, the Corporation shall not be obligated to issue certificates or book-entry positions evidencing the shares of Common Stock issuable upon such Automatic Conversion unless either (i) the certificates evidencing such shares of Series A Preferred Stock are surrendered, duly endorsed, to the Corporation at the office of the Corporation or the transfer agent for the Series A Preferred Stock, or (ii) the Holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion, each Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that any certificates representing such shares of Series A Preferred Stock shall not have been surrendered at the office of the Corporation or the transfer agent for the Series A Preferred Stock, that notice from the Corporation shall not have been received by any holder of record of shares of Series A Preferred

Stock, or that any certificates or book-entry positions evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(d)    Adjustments to Conversion Price.

(i)    Adjustments for Subdivisions or Combinations of Common Stock. If the then outstanding shares of Common Stock shall be subdivided (by stock split, payment of a stock dividend, or otherwise), into a greater number of shares of Common Stock, the Conversion Price for the Series A Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If the then outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price for the Series A Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased. Any adjustment to the Conversion Price pursuant to this Section 5.3(d)(i) shall also result in a corresponding adjustment to any other price-based amounts herein (including the Target Price and any VWAP).

(ii)    Adjustments for Subdivisions or Combinations of Series A Preferred Stock. If the then outstanding shares of Series A Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend, or otherwise), into a greater number of shares of Series A Preferred Stock, the Original Issue Price and Liquidation Preference of the Series A Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If the then outstanding shares of Series A Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series A Preferred Stock, the Original Issue Price and Liquidation Preference of the Series A Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(iii)    Adjustments for Reclassification, Exchange and Substitution. Subject to Section 5.2, if the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by a Recapitalization Event or otherwise (other than a subdivision or combination of shares provided for in this Section 5.3(d)), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of Series A Preferred Stock shall have the right thereafter to convert such shares of Series A Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of Series A Preferred Stock immediately before that change would have been entitled to receive in such Recapitalization Event, all subject to further adjustment with respect to such other shares.

(iv)    Adjustments for Common Stock Dividends. If the Corporation, at any time while shares of Series A Preferred Stock are outstanding, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock, other than as described in the preceding clauses of this Section 5.3(d), then the Conversion Price shall be decreased (but not below zero), effective immediately after the effective date of such dividend or distribution, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such dividend or distribution. Any adjustment to the Conversion Price pursuant to this Section 5.3(d)(iv) shall also result in a corresponding adjustment to any other price-based amounts herein (including the Target Price and any VWAP).

(v)    Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5.3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock, as applicable, a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

(vi)    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional shares to which the holder of Series A Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board in good faith. The number of whole shares issuable to each holder of Series A Preferred Stock upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of such series being converted into Common Stock by such holder at that time.

(vii)    Notices of Record Date. If the Corporation shall set a record date for the purpose of (i) entitling the holders of Common Stock to receive a dividend or other distribution (other than a cash dividend), (ii) consummating any Recapitalization Event (other than a subdivision or combination of its outstanding shares of Common Stock), or (iii) consummating a Liquidation Event pursuant to Section 5.2, then the Corporation shall mail to each Holder at the address of record of such Holder as set forth on the Corporation’s books, at least 10 Business Days prior to the earliest date hereinafter specified, a notice stating the material terms of the proposed transaction and the date on which (x) a record is to be taken for the purpose of such dividend or distribution or (y) such Recapitalization Event or Liquidation Event is to take place and the date, if any is to be fixed, as of which holders of capital stock of record shall be entitled to exchange their shares of capital stock for securities or other property deliverable upon such Recapitalization Event or Liquidation Event.

(viii)    Reservation of Common Stock Issuable Upon Conversion of Series A Preferred Stock; Status of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock. If at any time the number of authorized and unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized and unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. Each share of Common Stock delivered upon conversion of shares of Series A Preferred Stock of any Holder will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such holder or the Person to whom such share of Common Stock will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Corporation will cause each such share of Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system.

(ix)    Taxes Upon Issuance of Common Stock. The Corporation will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon conversion of the Series A Preferred Stock of any Holder, except any tax or duty that is due because such Holder requests those shares to be registered in a name other than such Holder’s name.

(e)    Bonus Shares. In connection with any optional conversion of Series A Preferred Stock by the Holder under Section 5.3(a) for which a notice of conversion is provided pursuant to Section 5.3(c) after June 1, 2027, but prior to August 31, 2027 (such notice of conversion provided during such period, the “Bonus Share Exercise Notice”), the Series A Preferred Stock shall be convertible into an additional number of shares of Common Stock, as set forth in the table below, per share of Series A Preferred Stock so converted, adjusted for any Recapitalization Event (the “Bonus Shares”) if the Common Stock’s VWAP for the 30 trading days (rounded to the nearest penny and adjusted for any Recapitalization Event) prior to June 1, 2027, is equal to an amount set forth in the table below:

30-Day VWAP	Bonus Shares
$18.00 or greater	Zero shares
$17.00 to $17.99	0.7 shares
$16.00 to $16.99	0.95 shares
$13.00 to $15.99	1.2 shares
$12.00 to $12.99	1.0 shares
Less than $12.00	Zero shares

Notwithstanding anything to the contrary, (i) in the event that an Initial Change of Control Notice under Section 5.2(g) has been delivered on or after the 30th trading day prior to June 1, 2027, and prior to the delivery of a Bonus Share Exercise Notice, the 30-Day VWAP in respect of such Bonus Share Exercise Notice shall be deemed to be the fair market value of a share of Common Stock implied by the transaction described in the Initial Change of Control Notice (as determined in good faith by the Board) and (ii) Bonus Shares that have not yet been issued shall be excluded from any as-converted basis or deemed conversion calculation performed hereunder (including pursuant to Section 5.2 and Section 5.4).

(f)    Failure to Timely Convert.

(i)    Buy-In. If within two trading days after the Corporation’s receipt of the Required Optional Conversion Documents the Corporation shall fail to credit a Holder’s balance account with the Corporation’s transfer agent or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of shares of Series A Preferred Stock, and if on or after such trading day such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the shares of Common Stock issuable upon such conversion that such Holder anticipated receiving from the Corporation (a “Buy-In”), then the Corporation shall, within two trading days after such Holder’s request and in such Holder’s discretion, either (i) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Corporation’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such Holder a certificate or certificates representing such Common Stock and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, multiplied by (B) the price at which the sell order giving rise to such purchase obligation was executed. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock as required pursuant to the terms hereof.

(ii)    Void Conversion Notice. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the third trading day after the applicable Share Delivery Date with respect to a conversion of Series A Preferred Stock, then such Holder, upon written notice to the Corporation (with a copy to its transfer agent) delivered prior to the issuance of such shares of Common Stock, may void its Optional Conversion Notice with respect to, and retain or have returned, as the case may be, any shares of Series A Preferred Stock that have not been converted pursuant to such Holder’s Option Conversion Notice; provided that the voiding of a Holder’s Optional Conversion Notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice.

(g)    Limitation on Conversion. Notwithstanding anything to the contrary contained herein, a Holder shall not be entitled to receive shares of Common Stock or any other “equity securities” (as defined in the Exchange Act) in the Corporation (together with Common Stock, “Equity Interests”) upon conversion of the Series A Preferred Stock to the extent that such exercise or receipt would cause the Holder Group to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act) of a number of Equity Interests of a class that is registered under the Exchange Act which exceeds the Maximum Percentage (as defined below) of the Equity Interests of such class that are outstanding at such time after giving effect to the conversion. This limitation on beneficial ownership may be increased, waived or terminated, in the Holder’s sole discretion, upon not less than 61 days’ prior written notice to the Corporation by the Holder; provided that any such increase, waiver or termination will apply only to the Holder providing such written notice and not to any other Holder. This limitation on beneficial ownership shall automatically terminate as of immediately prior to an Automatic Conversion. Any purported delivery of Equity Interests in connection with a conversion of Series A Preferred Stock prior to the termination of this restriction in accordance herewith shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the Holder Group becoming the beneficial owner of more than the Maximum Percentage of the Equity Interests of a class that is registered under the Exchange Act that is outstanding at such time. If any delivery of Equity Interests owed to a Holder following conversion of Series A Preferred Stock is not made, in whole or in part, as a result of this limitation, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall deliver such Equity Interests as promptly as practicable after the Holder gives notice to the Corporation that such delivery would not result in such limitation being triggered or upon termination of the restriction in accordance with the terms hereof.

For purposes of this Section 5.3(g), (i) the term “Maximum Percentage” shall mean 9.99% and (ii) the term “Holder Group” shall mean a Holder plus any other Person with which such Holder is considered to be part of a group under Section 13 of the Exchange Act and the rules and regulations thereunder or with which such Holder otherwise files reports under Sections 13 and/or 16 of the Exchange Act. In determining the number of Equity Interests of a particular class outstanding at any point in time, a Holder may rely on the number of outstanding Equity Interests of such class as reflected in (x) the Corporation’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Corporation or (z) a more recent notice by the Corporation or its transfer agent to the Holder setting forth the number of Equity Interests of such class then outstanding. For any reason at any time, upon written request of a Holder, the Corporation shall, within two Business Days of such request, confirm orally and in writing to such Holder the number of Equity Interests of any class then outstanding. The provisions of this Section 5.3(g) shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained.

Section 5.4.    Voting.

(a)    General. Subject to Section 5.4(c), except as set forth herein or as required by applicable law, the Holders and the holders of Common Stock shall vote as a single class on an as-converted basis. Each holder of shares of Common Stock shall be entitled to one vote per share of Common Stock then held. Subject to Section 5.4(c), each Holder shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred Stock held by such Holder would be converted as of the record date, without giving effect to any limitations on conversion by the Holder set forth in Section 5.3(g). Subject to Section 5.4(c), the Holders shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders shall be entitled to notice of any stockholders’ meeting in accordance with the Corporation’s bylaws, as amended and/or restated from time to time (the “Bylaws”). Except as set forth herein or as required by applicable law, there shall be no series voting. Fractional votes shall not be permitted, and any fractional voting rights shall be disregarded.

(b)    Authorized Shares of Common Stock. Subject to Section 5.3(d)(viii), the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the votes represented by all then outstanding shares of voting stock of the Corporation, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(c)    Voting Notices; Activation and Deactivation of Voting Rights. Notwithstanding anything to the contrary contained herein:

(i)    The holders of Series A Preferred Stock shall be given notice by the Corporation of any meeting of stockholders or action to be taken by written consent in lieu of a meeting of stockholders as to which the holders of Common Stock are given notice at the same time as provided in, and in accordance with, the Bylaws; provided that notwithstanding any such notice, except as required by applicable law or as set forth in this Section 5.4(c), the holders of Series A Preferred Stock shall not be entitled to vote on any matter presented to the holders of Common Stock for their action or consideration unless and until the holders of a majority of the outstanding shares of Series A Preferred Stock provide written notification to the Corporation that such holders are electing, on behalf of all holders of Series A Preferred Stock, to activate their voting rights and thereby render the Series A Preferred Stock voting capital stock of the Corporation (such notice, a “Series A Voting Activation Notice”), as set forth in Section 5.4.

(ii)    From and after delivery of a Series A Voting Activation Notice, all holders of Series A Preferred Stock shall be and continue to be entitled to vote their shares of Series A Preferred Stock in accordance with Section 5.4 unless and until such time, if at all, as the holders of at least a majority of the outstanding shares of Series A Preferred Stock provide further written notice to the Corporation that they elect to deactivate the voting rights attributable to the Series A Preferred Stock (such notice, a “Series A Voting Deactivation Notice”); provided, however, that neither the delivery of, or the failure to deliver, any notice under this Section 5.4(c) shall (i) in any way minimize or limit, or be deemed a waiver of, any other rights, powers, entitlements or preferences with respect to their shares of Series A Preferred Stock as set forth herein; (ii) diminish, modify or eliminate, in any way, any voting rights of the Series A Preferred Stock other than those set forth in Section 5.4; or (iii) constitute a reduction in the voting power of the holders of Series A Preferred Stock for any other purpose, including for determining the percent ownership of the Corporation’s Common Stock on an as-converted basis. For the avoidance of doubt, there shall be no limit on the number or type (activation or deactivation) of notices that may be delivered under this Section 5.4(c), except that a Series A Voting Deactivation Notice shall only be effective if the then most recent notice given to the Corporation under this Section 5.4(c) shall have been a Series A Voting Activation Notice.

Section 5.5.    Preferred Stock Protective Provisions. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the written consent or affirmative vote of the Holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a single class on an as-converted basis:

(a)    permit the incurrence of any Indebtedness (as defined in the Ares Credit Agreement) if, immediately following the incurrence of such Indebtedness, the Total Leverage Ratio (as defined in the Ares Credit Agreement) would be greater than 7.00:1.00. “Ares Credit Agreement” means that certain Credit Agreement, dated as of February 28, 2020, by and among GPM Investments, LLC, the lenders signatory thereto, the guarantors signatory thereto, and Ares Capital Corporation, as administrative agent for the lenders, as amended through the Initial Issue Date;

(b)    amend, alter, terminate, repeal, or waive (either directly or indirectly by merger, consolidation or otherwise) any provision of this Restated Certificate or the Bylaws, if such action would adversely and materially alter the rights, preferences, privileges, or powers of, or restrictions provided for the benefit to, the Series A Preferred Stock; or

(c)    authorize the creation of, or create (by reclassification, merger, or otherwise), or issue, or obligate itself to issue, any new class or series of equity security having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to, or pari passu with, the Series A Preferred Stock.

Section 5.6.    Status of Converted, Repurchased, or Redeemed Preferred Stock. If any shares of Series A Preferred Stock are converted to Common Stock or repurchased or redeemed by the Corporation, such shares of Series A Preferred Stock shall be canceled and shall not be re-issuable by the Corporation.

Section 5.7.    Waiver. Any of the rights, powers, preferences, and other terms of the Series A Preferred Stock may be waived on behalf of all holders of Series A Preferred Stock by the written consent or affirmative vote of the Holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a single class on an as-converted basis.

Section 5.8.    Residual Rights. All rights accruing to the Corporation’s outstanding shares not expressly provided for to the contrary shall be vested in the Common Stock.

Section 5.9.    Notices. Any notice required or permitted by the provisions of this Restated Certificate to be given to a holder of shares of Series A Preferred Stock or Common Stock shall be sent via overnight courier (including FedEx or UPS) to the address last shown on the Corporation’s records or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such sending or electronic transmission, and deemed to be delivered (i) in the case of electronic transmission, on the date sent or (ii) in the case of overnight courier, the following Business Day.

Section 5.10.    Shorting. Each Holder, by its receipt of shares of Series A Preferred Stock, agrees and will be deemed to have agreed that such person and its controlled affiliates (1) will (a) not hold a “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereto (the “Exchange Act”)) (or other short position) in the Common Stock at the time of initial acquisition of any shares of Series A Preferred Stock and (b) not establish or increase any put equivalent position (or other short position) in the Common Stock at any time that such person holds any shares of Series A Preferred Stock for a period of one year after the Initial Issue Date and (2) during the period from the first anniversary of the Initial Issue Date to the second anniversary of the Initial Issue Date, will not hold, establish or increase any put equivalent position (or other short position) in the Common Stock that is, in the aggregate, in excess of 50% of the shares of Common Stock then held by such Holder on an as-converted basis. The restrictions described in clause (1)(b) of the preceding sentence shall also apply (notwithstanding the time limitation at the end of clause (1)(b)), and no holder of shares of Series A Preferred Stock (nor any affiliate thereof) shall sell any shares of Common Stock, during the 60 trading day period ending on June 1, 2027.

Section 5.11.    Redemption by Corporation or at the Option of Holders.

(a)    General. The Corporation may not redeem shares of Series A Preferred Stock in a manner other than as described in this Section 5.11. Unless prohibited by Delaware law governing distributions to stockholders, shares of Series A Preferred Stock shall be redeemed by the Corporation at a price equal to the Liquidation Preference thereof as of the Redemption Date (as defined below) (the “Redemption Price”). At any time on or after August 31, 2027, (i) Holders of at least a majority of the then outstanding shares of Series A Preferred Stock may deliver written notice requesting redemption of all or a portion of shares of Series A Preferred Stock (the “Redemption Request”) on any date not less than 30 days after delivery of the Redemption Request and (ii) the Corporation may deliver to the holders of Series A Preferred Stock a notice to effect a redemption of all or any portion of the shares of the Series A Preferred Stock on a date not more than 60 days after the delivery of such Redemption Notice, whether or not a Redemption Request has been delivered by the Holders. The date of such redemption provided in a Redemption Request or notice from the Corporation shall be referred to as a “Redemption Date.” On the Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock owned by each Holder, the outstanding shares of Series A Preferred Stock (or a portion thereof, if so requested in the Redemption Request or the Redemption Notice delivered pursuant to clause (ii) of the second sentence of this Section 5.11(a)). If, on the Redemption Date, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series A Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. In the event of a redemption of shares of Series A Preferred Stock pursuant to this Section 5.11, the conversion rights of the shares designated for redemption in such Redemption Notice shall terminate at the close of business on the last day preceding the Redemption Date, unless the Redemption Price is not fully paid on such Redemption Date, in which case the conversion rights for such shares shall continue until such price is paid in full.

(b)    Redemption Notice. The Corporation shall send written notice (the “Redemption Notice”) of any optional redemption by the Holders or mandatory redemption by the Corporation (in each case, pursuant to Section 5.11(a)) to each Holder not less than 10 days prior to the Redemption Date. Each Redemption Notice shall state:

(i)    the number of shares of Series A Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)    the Redemption Date and the Redemption Price;

(iii)    the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 5.11(a)); and

(iv)    for Holders of shares in certificated form, that the Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(c)    Surrender of Certificates; Payment. On or before the applicable Redemption Date, each Holder to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 5.3(a), shall, if a Holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

(d)    Failure to Redeem. If any shares of Series A Preferred Stock are not redeemed for any reason on any Redemption Date (including, for the avoidance of doubt, by reason of the Corporation being prohibited by Delaware law governing distributions to stockholders) all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Dividend Rate shall increase as provided in the definition of such term.

(e)    Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the entirety of the Redemption Price payable upon redemption of all of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date (or, if such amount is paid or tendered after the Redemption Date, then as of such later date) and all rights with respect to such shares shall forthwith after the Redemption Date (or such later date, in the circumstances described in the preceding parenthetical) terminate, except only the right of the Holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

Section 5.12.    Transfer Restrictions. Shares of Series A Preferred Stock may not be transferred for three years following the Initial Issue Date without the prior written consent of the Corporation (not to be unreasonably withheld, conditioned, or delayed). After such date, shares of Series A Preferred Stock may be transferred without the consent of the Corporation (subject to compliance with applicable securities laws).

Section 5.13.    Specific Performance. The Corporation agrees that irreparable damage would occur to the Holders in the event that any of the provisions of this Article V were not performed in accordance with their specific terms or were otherwise breached (including the requirement to obtain consent to any action requiring consent of Holders in accordance with Section 5.5), and the Corporation agrees that, without the necessity of posting bond or other undertaking, a Holder shall be entitled to specific performance of the terms of this Article V, this being in addition to any other remedies to which a holder is entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Article V, the Corporation will not allege, and the Corporation hereby waives, the defense or counterclaim that there is an adequate remedy at law.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1.    Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Restated Certificate or the Bylaws, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 6.2.    Number, Election and Term.

(a)    The number of directors of the Corporation shall be not less than three, with at least one director in each of Class I, Class II and Class III. The exact number of directors shall be fixed from time to time by the action of a majority of the entire Board, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

(b)    Subject to Section 6.5, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 6.5, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)    Subject to Section 6.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)    Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.

Section 6.3.    Newly Created Directorships and Vacancies. Subject to Section 6.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 6.4.    Removal. Subject to Section 6.5, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 6.5.    Preferred Stock – Directors. Notwithstanding any other provision of this ARTICLE VI, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this ARTICLE VI unless expressly provided by such terms.

ARTICLE VII

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law, by this Restated Certificate (including any Preferred Stock Designation), or by the Bylaws, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VIII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 8.1.    Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 8.2.    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 8.3.    Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE IX

LIMITED LIABILITY; INDEMNIFICATION

Section 9.1.    Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 9.2.    Indemnification and Advancement of Expenses.

(a)    To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)    The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 9.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)    Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Restated Certificate inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)    This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE X

CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE XI

AMENDMENT OF RESTATED CERTIFICATE

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Restated Certificate and the DGCL; and, except as set forth in ARTICLE IX, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE XI.

ARTICLE XII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1.    Forum.

(a)    Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 12.1(a).

(b)    Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States situated in the State of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 12.1(b).

Section 12.2.    Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and/or federal courts (as applicable) located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.3.    Severability. If any provision or provisions of this ARTICLE XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this ARTICLE XII (including, without limitation, each portion of any sentence of this ARTICLE XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE XII.

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